UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2026 (March 31, 2026)

Gray Media, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

001-13796	58-0285030
(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

404-504-9828
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock (no par value)	GTN.A	New York Stock Exchange
common stock (no par value)	GTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2026, Gray Media, Inc. (the “Company”), entered into a sixth amendment (the “Sixth Amendment”) to its Fifth Amended and Restated Credit Agreement (as amended, including by the Sixth Amendment, the “Senior Credit Facility”), dated as of December 1, 2021, by and among the Company, the guarantors party thereto, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other agents and lenders party thereto. All capitalized terms set forth but not defined herein have the meanings as ascribed to them in the Senior Credit Facility.

The Sixth Amendment, which amended and restated the Senior Credit Facility in its entirety, did not change the commitments under the Revolving Credit Facility, the principal amounts of the Term Loans, or the stated maturities under the Senior Credit Facility. No new borrowings were incurred in connection with the Sixth Amendment.

The Revolving Credit Facility bears interest, at the option of the Company, based on Term SOFR plus an applicable margin ranging from 1.75%–2.75% or the Base Rate plus an applicable margin ranging from 0.75%–1.75%, in each case based on a leverage ratio set forth in the Senior Credit Facility (the “Consolidated First Lien Net Leverage Ratio”). The Company is required to pay a commitment fee on the average daily unused portion of the Revolving Credit Facility, which rate ranges from 0.250% to 0.400% per annum, based on the Consolidated First Lien Net Leverage Ratio.

The Term Loans bear interest, at the option of the Company, at either Term SOFR plus an applicable margin or the Base Rate plus an applicable margin. “Base Rate” is defined as the greatest of (i) the administrative agent’s prime rate, (ii) the overnight federal funds rate plus 0.50% and (iii) Term SOFR for a one month tenor in effect on such day plus 1.00%. The Company’s applicable margin with respect to the Term Loans is 3.00% for the Term D Loan (plus a credit spread adjustment of 0.11448%, 0.26161%, or 0.42826% with respect to Term SOFR Loans with an interest period of one, three or 6 months, respectively) and 5.25% for the Term F Loan for Term SOFR borrowings, and 2.00% for the Term D Loan and 4.25% for the Term F Loan for Base Rate borrowings. Additionally, the Term D Loan and the Term F Loan required the Company to make quarterly principal reductions of $3.750 million and $1.250 million, respectively, each of which has been prepaid in advance. The Company also provided a prepayment notice to lenders that it intends to repay the remaining $10 million outstanding principal amount under the Term F Loan in full on April 2, 2026.

The Company’s obligations under the Senior Credit Facility continue to be secured by substantially all of the assets of the Company and its wholly-owned subsidiaries (other than its unrestricted subsidiaries and securitization subsidiaries), excluding real estate. In addition, the Company’s wholly-owned subsidiaries (other than its unrestricted subsidiaries and securitization subsidiaries) are joint and several guarantors of those obligations and the Company’s ownership interests in those subsidiaries are pledged to collateralize its obligations under the Senior Credit Facility. The Senior Credit Facility contains affirmative and restrictive covenants that the Company must comply with, including (i) limitations on additional indebtedness, (ii) limitations on liens, (iii) limitations on the sale of assets, (iv) limitations on investments and acquisitions, (v) limitations on the payment of dividends and share repurchases, (vi) limitations on mergers and other fundamental changes, and (vii) maintenance of a first lien net leverage ratio not to exceed certain maximum limits in the event revolving loans are outstanding under the Revolving Credit Facility or more than $50.0 million of undrawn letters of credit are outstanding that have not been cash collateralized as of the last day of the applicable fiscal quarter, as well as other customary covenants for credit facilities of this type.

Wells Fargo and certain of the other agents, lenders and/or purchasers under the Senior Credit Facility or their respective affiliates, have had in the past, have currently, and/or may have in the future, various relationships with the Company involving the provision of financial or other advisory services, including cash management, investment banking and brokerage services. These parties, or their respective affiliates, have received, and may in the future receive, customary principal and interest payments, fees and expenses for these services.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Sixth Amendment, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1         Sixth Amendment to Credit Agreement and Amendment to Guaranty Agreement and Security Agreement, dated as of March 31, 2026, among Gray Media, Inc., the Revolving Credit Lenders and Issuing Banks party thereto, the Guarantors party thereto, and Wells Fargo Bank, National Association, as administrative agent, Issuing Bank and Swing Line Lender.

104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Media, Inc.

April 1, 2026	By:	/s/ Jeffrey R. Gignac
		Name:	Jeffrey R. Gignac
		Title:	Executive Vice President and Chief Financial Officer